                                                                      EXHIBIT 12
                                                                      ----------


          UNION PACIFIC RAILROAD COMPANY AND CONSOLIDATED SUBSIDIARY
                            AND AFFILIATE COMPANIES

                      RATIO OF EARNINGS TO FIXED CHARGES

                       For the Years Ended December 31,
                       --------------------------------

                    (Millions of Dollars, Except for Ratio)

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                                                                 1999         1998 (a)        1997         1996         1995
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
 Earnings from continuing operations..................         $  854            $ 27       $  620       $  940       $  867
 Undistributed equity earnings........................            (45)            (44)         (37)         (47)         (30)
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  Total operating earnings............................         $  809            $(17)      $  583       $  893       $  837
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 Income taxes.........................................            465             (11)         332          477          443
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 Fixed charges:
  Interest expense including amortization of
    debt discount.....................................         $  618            $603       $  473       $  323       $  193
  Portion of rentals representing an interest factor..            181             175          158          129           60
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 Total fixed charges..................................         $  799            $778       $  631       $  452       $  253
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 Earnings available for fixed charges.................         $2,073            $750       $1,546       $1,822       $1,533
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 Ratio of earnings to fixed charges...................            2.6             1.0          2.4          4.0          6.0
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

(a) 1998 earnings were inadequate to cover fixed charges by $28 million.